EXHIBIT 77C:	Submission of Matters to a Vote of Security Holders

The annual meeting (the "Meeting") of shareholder of Credit Suisse High Yield Bond Fund (the "Fund") was held on April 20, 2006 to vote on the following matter:

(1)	To elect three Trustees to the Board of Trustees of the Fund.
The results of the votes tabulated at the Meeting are reported below.

Name of Trustee		For			Withheld
James Cattano		50,596,470.5070	    1,037,988.2020
Steven Rappaport	50,613,051.5140	    1,021,407.1950
Lawrence Haber		50,580,059.5070	    1,054,399.2020